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[LOGO OF MELLON]                                      News Release

       Contact:

                                                      Corporate Affairs
           Media                 Analysts             One Mellon Bank Center
           -----                 --------             Pittsburgh, PA 15258-0001
           Stephen K. Dishart    Donald J. MacLeod
           (412) 234-0850        (412) 234-5601





FOR IMMEDIATE RELEASE

         MELLON COMPLETES ACQUISITION OF LEASING BUSINESS FROM FORD

PITTSBURGH, Sept. 30, 1996--Mellon Bank Corporation (NYSE: MEL) today announced that it has completed its previously announced acquisition for approximately $1.7 billion of the Business Equipment Financing (BEF) unit of USL Capital Corporation, a Ford Motor Co. subsidiary.

         Through the addition of USL Capital's approximately $1.5 billion BEF portfolio, Mellon's Leasing Group has acquired a leading middle market leasing and financing provider for business and commercial equipment to more than 2,500 middle market companies. The unit is based in San Francisco with 32 offices across the country and approximately 143 employees. It will operate under the name Mellon US Leasing.

         Mellon also expects to complete soon its recently announced acquisition of FUL Incorporated, known in the marketplace as First United Leasing Corporation. The two acquisitions will make Mellon's Leasing Group the sixth largest bank-owned leasing company in the country with a total leasing portfolio of more than $2.6 billion.

         Mellon's Leasing Group currently markets a broad range of leasing and lease-related services to corporations throughout the United States with annual sales of more than $250 million, as well as to corporations in the Central Atlantic region and California with annual sales between $10 million and $250 million.

          With balance sheet assets of approximately $43 billion and assets under management or administration of more than $1.1 trillion, Mellon Bank Corporation is a major financial services company headquartered in Pittsburgh; its primary subsidiary is Mellon Bank, N.A. Mellon provides a full range of banking and investment products and services to individuals and small, midsize and large businesses and institutions. Its principal mutual fund business is The Dreyfus Corporation.
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